CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
PHILLIPS-VAN HEUSEN CORPORATION
_______________________

Under Section 242 of the
General Corporation Law
______________________

The undersigned, Mark D. Fischer, Senior Vice President of Phillips-Van Heusen Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:
1.	The name of the Corporation is Phillips-Van Heusen Corporation.

2. The Certificate of Incorporation of the Corporation was filed by the Secretary of State on April 8, 1976.

3. The purpose of this Amendment to the Certificate of Incorporation of the corporation is to change the Corporation’s name to “PVH Corp.”

4. The foregoing amendment is hereby effected by deleting Article FIRST of the Certificate of Incorporation of the Corporation in its entirety and substituting in lieu thereof, the following:

“FIRST:                      The name of the Corporation is PVH CORP.”

5. The foregoing amendment to the Certificate of Incorporation of the Corporation has been duly authorized and adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has signed this Certificate and affirms under the penalties of perjury that the statements made herein are true, this 23rd day of June, 2011.

Mark D. Fischer
Mark D. Fischer, Senior Vice President

ATTEST:

Jeffrey S. Hellman
Jeffrey S. Hellman, Assistant Secretary